Exhibit 99

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Raises 2006 Full Year Guidance to $3.12 to $3.18 Pro Forma Diluted Earnings Per Share – An Increase of 13% to 16% over 2005

Madison, N.J., October 5, 2006 – Wyeth (NYSE:WYE) announced today it is raising 2006 full year guidance to $3.12 to $3.18 pro forma diluted earnings per share. This estimate is considered pro forma as it excludes any potential restructuring charges from the Company’s ongoing review of business processes and systems. This forecast assumes, among other things, the passage of the R&D Tax Credit legislation that is currently being debated by the U.S. Congress and that the Credit will be made retroactive to January 1, 2006. In announcing the guidance revision, Wyeth Chairman and Chief Executive Officer Robert Essner cited the Company’s solid first-half performance and the success of key pharmaceutical products. The revised guidance for 2006 represents an increase of 13 percent to 16 percent over 2005 pro forma diluted earnings per share of $2.75 which excludes the restructuring charges associated with the Company’s productivity initiatives, excludes the income tax charge recorded in connection with the repatriation of foreign earnings and includes the pro forma effect of expensing stock options.

Wyeth (Continued)

Wyeth is announcing this guidance at the Analyst Meeting held for the investment community at 8:00 a.m. Eastern Time today. Interested investors and others may view the presentation live or on a delayed basis through our Internet webcast, which may be accessed by visiting our website at www.wyeth.com and clicking on the “Investor Relations” icon.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include risks associated with the inherent uncertainty of the timing and success of product research, development and commercialization (including with respect to our pipeline products), drug pricing and payment for our products by government and third party-payors, manufacturing, data generated on the safety and efficacy of our products, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, global business operations, product liability and other types of litigation, the impact of legislation and regulatory compliance, intellectual property rights, strategic relationships with third parties, environmental liabilities, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K,

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Wyeth (Continued)

particularly the discussion under the caption “Item 1A, Risk Factors.” We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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